Exhibit 5.1

July 25, 2025

The Dow Chemical Company

2211 H.H. Dow Way

Midland, Michigan 48674

Ladies and Gentlemen:

I am Senior Managing Counsel and Director, Office of the Corporate Secretary of The Dow Chemical Company, a Delaware corporation (the “Company”), and I and other members of the Company’s legal department have represented the Company in connection with the issuance and sale by the Company of its Dow InterNotes® and Medium-Term Notes (the “Securities”), pursuant to the Indenture dated as of July 26, 2019 (the “Indenture”), among the Company, as issuer, The Bank of New York Mellon Trust Company, N.A. as trustee (the “Trustee”) and Dow Inc. (“Dow”).

In rendering the opinion expressed below, I have examined (or caused to be examined) the following:

(i)	the Seventh Amended and Restated Certificate of Incorporation of the Company;

(ii)	the Amended and Restated Bylaws of the Company;

(iii)	the Indenture;

(iv)	the distribution agreement, dated July 25, 2025, among the Company, Citigroup Global Markets Inc. and Barclays Capital Inc., as agents (the “Distribution Agreement”); and

(v)	the selling agent agreement, dated July 25, 2025, among the Company, InspereX LLC, Citigroup Global Markets Inc. and Wells Fargo Clearing Services LLC, as agents (the “Selling Agent Agreement”).

I have also examined (or caused to be examined) originals or certified copies of resolutions of the Board of Directors and/or authorization policies of the Company and such other documents, corporate records, certificates of public authorities, and other documents and instruments as I have deemed necessary or advisable for the purpose of rendering the opinion hereinafter expressed. In such examination, I have assumed (i) the due execution and delivery, pursuant to the due authorization, of the Selling Agent Agreement, the Distribution Agreement and the Indenture by all parties thereto other than the Company and Dow, (ii) the genuineness of all signatures, (iii) the authenticity of all documents submitted as originals and the conformity to originals of documents submitted as copies, and (iv) the legal capacity of all natural persons executing the Selling Agent Agreement and the Distribution Agreement (in each case, other than the persons signing on behalf of the Company), and the Indenture (other than the persons signing on behalf of the Company and Dow). As to various questions of fact that are material to the opinion hereinafter expressed, I have, when such facts were not independently established by me, relied upon the representations and certificates of officers of the Company and of public officials.

Based upon the foregoing and upon such investigations as I have deemed necessary, and subject to the qualifications hereinafter set forth, it is my opinion that when the terms of the Securities have been established by authorized officers or representatives of the Company and when the Securities have been completed, executed and issued by the Company, authenticated by the Trustee pursuant to the Indenture and delivered against payment of the consideration therefor in accordance with the provisions of the Selling Agent Agreement or Distribution Agreement, as applicable, the Securities will be duly authorized and constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and entitled to the benefits of the Indenture.

The opinion expressed above is subject to the effect of (a) any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally (including without limitation all laws relating to fraudulent transfers) and (b) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

I do not purport to be an expert on, or to express any opinion concerning matters under or involving any law other than the law of the State of New York and the General Corporation Law of the State of Delaware. The opinion expressed in this letter is based upon the laws in effect on the date hereof, and I assume no obligation to revise or supplement this opinion should such laws be changed by legislative action, judicial decision, or otherwise.

I hereby consent to the incorporation by reference of this opinion as an Exhibit 5 to the Company’s Form S-3ASR Registration Statement (File No. 333-288028-01) and to the reference to me under the caption “Legal Matters” in any prospectus supplement relating to the Securities. In addition, if a pricing supplement relating to the offer and sale of any Security or Securities is prepared and filed by the Company with the Securities and Exchange Commission on this date or a future date and the pricing supplement contains a reference to this opinion substantially in the form set forth below, this consent shall apply to the reference to my opinion and to the reference to me as providing such opinion in substantially such form:

“In the opinion of Shandell S. Massey, Senior Managing Counsel and Director, Office of the Corporate Secretary, of The Dow Chemical Company (the “Company”), the notes offered by this pricing supplement have been duly authorized, and when executed and issued by the Company, authenticated by the Trustee pursuant to the Indenture, and delivered against payment as contemplated herein, such notes will be legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and entitled to the benefits of the Indenture (subject to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity). This opinion is given as of the date hereof and is limited to the law of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to the same assumptions and qualifications stated in the letter of such counsel dated July 25, 2025, filed in the Company’s Current Report on Form 8-K dated July 25, 2025 and incorporated by reference as Exhibit 5.2 to the Company’s registration statement on Form S-3ASR (File No. 333-288028-01).”

In giving such consents, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Shandell S. Massey

Shandell S. Massey

Senior Managing Counsel and Director, Office of the Corporate Secretary